Exhibit 10.1

February 13, 2026

Eun Angela Nam

***

***

Re: Offer of Employment

Dear Angela,

FTI Consulting, Inc. (the “Company”) is delighted to extend to you the following Offer of Employment (the “Offer of Employment” or “Agreement”). Subject to the approval of the Company’s Board of Directors and the Compensation Committee, the following terms of your employment shall become effective on your start date which shall be no later than June 2, 2026 (“Start Date”):

1.
Position; Place of Employment. Chief Financial Officer. You will be based in the Company’s office in New York, New York.
2.
Base Salary. You will be classified as a full-time, exempt employee and will receive an annualized base salary of $700,000, payable in bi-weekly installments, less applicable taxes and withholdings.
3.
Bonus Opportunity. Subject to Board approval, you will be eligible to participate in the Executive Incentive Compensation Plan (“EICP”), with bonus opportunities established annually based on the achievement of corporate and individual performance goals. Your target bonus opportunity will be

$950,000, and your maximum bonus opportunity is 150% of such amount ($1,425,000). You must be employed on the bonus payment date to earn any such bonus. Provided that you start employment with FTI on or before June 2, 2026, and that you make a good-faith effort to start sooner, if at all possible, your 2026 bonus opportunity will not be reduced on a pro-rata basis based on your start date.

4.
Annual LTIP Award. Subject to Board approval, you will be eligible to participate in the Company’s executive long-term incentive program applicable to senior executives (the “LTIP”) and will have an expected annual LTIP target opportunity of $950,000, and your maximum LTIP opportunity is $1,235,000, both values as of date of grant. The actual LTIP award granted, and the terms and conditions of any such award, shall be determined in the discretion of the Committee and may be settled in cash or stock; provided that the terms and conditions of any LTIP award shall be consistent with those applicable to similar awards granted contemporaneously to other senior executive officers of the Company.
5.
Sign-On Bonus. Subject to Board approval and the terms of the award agreement, you will receive a restricted stock award with a value on the date of grant of $3,000,000, which shall vest in equal installments over four years on each anniversary of the date of grant, contingent upon your continued employment through each vesting date.
6.
Benefit Programs and Perquisites.
a.
Benefits. You will be eligible to participate in employee benefit plans and programs made available by the Company, at a level commensurate with your position, subject to the terms and conditions of such plans.
b.
Paid Time Off. You will be entitled to paid time off in accordance with the Company’s Benefits Guide and applicable state and local law for similarly situated employees.
c.
Reimbursement of Expenses. You will be reimbursed for reasonable and necessary business expenses incurred in the performance of your duties, in accordance with the Company’s written expense reimbursement policies.

7.
Indemnification and Liability Insurance. The Company shall indemnify you to the fullest extent permitted by applicable law and the Company’s bylaws with respect to your authorized actions (or inactions) taken on behalf of the Company. The Company shall advance legal fees and other expenses on a current basis to the fullest extent permitted by law, subject to your agreement to repay such amounts if it is ultimately determined that you are not entitled to indemnification. Such agreement shall contain provisions consistent with those required of other senior executives of the Company. The Company shall also maintain liability insurance coverage for you during, and for so long thereafter as potential liability may exist following, the term of this Agreement, in amounts and on terms no less favorable than those provided to similarly situated employees.
8.
Termination of Employment. This Agreement may be terminated at any time by either party, with or without cause and with or without notice, subject to the provisions set forth herein. Any notice of termination shall be in writing and shall specify the effective date of termination. Upon termination of your employment, you shall promptly return to the Company all Company property, including, without limitation, keys, computers, phones, records, and supplies of every kind. You shall also cease holding yourself out as an employee of the Company. Regardless of the reason for the termination of employment, you have an affirmative duty to provide the Company with the name of your subsequent employer(s) during the Restricted Period as soon as possible in order for the Company to evaluate any potential violations of your post-employment obligations.
a.
Resignation. You may resign your employment at any time upon at least ninety

(90) days’ prior written notice to the Company. The Company may, in its sole discretion, relieve you of your active duties during the notice period, waive all or part of the notice requirement, or set an earlier termination date, in which event no pay in lieu of notice shall be due.

b.
Termination by the Company for Cause. The Company may terminate your employment for “Cause” if you:
(i)
are convicted of, or plead nolo contendere to, a felony;
(ii)
commit an act or omission involving dishonesty with respect to the Company or any of its employees, customers, or affiliates, as reasonably determined by the Company;
(iii)
willfully fail or refuse to carry out the material responsibilities of your employment by the Company, as reasonably determined by the Company;
(iv)
engage in gross negligence, willful misconduct, or a pattern of behavior that has had or is reasonably likely to have a significant adverse effect on the Company, as reasonably determined by the Company;
(v)
materially violate any Company corporate or human resources policy, including, without limitation, the Policy on Ethics and Business Conduct, Anti-Corruption Policy, Anti-Harassment Policy, Policy on Disclosure Controls, Acceptable Use Policy, or Policy on Inside Information and Insider Trading; or
(vi)
materially breach your obligations under this Agreement.

No event that is reasonably susceptible to cure shall constitute Cause unless you have been provided with written notice describing the event constituting Cause and you fail to cure such event within thirty (30) days following receipt of such notice.

c.
Termination by the Company Without Cause. The Company may terminate your employment without Cause upon ninety (90) days’ prior written notice. The Company may relieve you of your active duties during the notice period or provide pay in lieu of notice. Termination without Cause shall be effective on the date specified by the Company.
d.
Termination Due to Disability. If you become “Disabled,” the Company may terminate your employment. For purposes of this Agreement, you will be deemed “Disabled” if the Company’s third-party long-term disability insurance provider determines that you are unable to perform the essential functions of your position, with or without reasonable accommodation, and that any accommodation would impose an undue hardship on the Company.
e.
Termination Due to Death. Your employment shall terminate automatically upon your death.

f.
Termination by You for Good Reason. You may terminate your employment for

“Good Reason” if, without your consent: (i) there is a material adverse change in your title, duties, or responsibilities (including reporting responsibilities); (ii) there is a material reduction in your Base Salary;

(iii) you are required to relocate to an office more than fifty (50) miles from your principal office as of the effective date of this Agreement; (iv) the Company materially breaches this Agreement or (v) there is any failure to assign to a successor to the business and substantially all assets of the Company, and of such successor to assume, the obligations of the Company under all applicable plans and agreements with you. To exercise this right, you must provide written notice to the Company within ninety (90) days of the initial occurrence of the event giving rise to Good Reason, specifying the facts supporting your claim. The Company shall have sixty (60) days following receipt of such notice to cure the condition. If the Company fails to cure within such period, you must terminate your employment within ten (10) days thereafter to establish Good Reason.

9.
Payments on Termination of Employment
a.
Termination by the Company for Cause or by You Without Good Reason. If the Company terminates your employment for Cause, or if you resign without Good Reason, the Company shall promptly, and in no event later than thirty (30) days following the effective date of termination, pay or provide to you:
(i)
any unpaid base salary earned through the effective date of termination;
(ii)
reimbursement for any substantiated but previously unreimbursed business expenses incurred through the date of termination; and
(iii)
any additional amounts or benefits to which you are entitled under this Offer of Employment or any Company benefit plan or arrangement in which you participated.

The amounts described in clauses (i) through (iii) above are collectively referred to as the “Accrued Compensation.”

b.
Termination by the Company Without Cause or by You for Good Reason. In the event that the Company terminates your employment without Cause, or if you terminate your employment for Good Reason, you shall be entitled to receive the following payments and benefits:
(i)
payment of any Accrued Compensation, payable in a lump sum within thirty (30) days following the date of termination;

and provided that you timely execute and deliver a Release in accordance with Section 9(c),

(ii)
continued payment of your base salary during the applicable salary continuation period (the “Salary Continuation Period”); provided, however, that such amount shall be increased to one (1) times the sum of (A) your base salary and (B) your target bonus for the year of termination if such termination occurs during the eighteen (18)-month period following a Change in Control (as defined in the Company’s 2017 Omnibus Incentive Compensation Plan, or any successor plan, as in effect on the date of termination);
(iii)
the unpaid amount, if any, of your previously earned and unpaid annual cash incentive pay based on actual performance results for the applicable bonus year;
(iv)
pro-rated annual incentive pay for the performance year of termination based on actual performance for such performance year in respect of applicable objective financial performance goals, if any (“Operating AIP”), established for the applicable year of termination (with no exercise of negative discretion), determined by multiplying (i) the amount of such annual incentive pay, if any, which would be due and payable in respect of the achievement of Operating AIP for the full performance year in which such termination occurred had such termination event not occurred, by (ii) a fraction, the numerator of which is the number of days from the beginning of the performance year through (and excluding) the date of termination, and the denominator of which is 365, which amount (if any) shall be paid in a lump sum in cash when such annual incentive pay for such performance year are paid to other eligible senior executives of the Company, which is not later than March 15th of the calendar year following the applicable performance year;
(v)
without duplication of any amount payable in respect of the immediately preceding clause (iv), pro-rated annual incentive pay for the year of termination based on the portion of annual incentive pay, if any, attributable to individual performance goals, if applicable (“Individual Performance AIP”), if any, and the amount awarded and paid in respect of Individual Performance AIP in the calendar year prior to the year in which such termination occurred, determined by multiplying the (i) amount paid in respect of Individual Performance AIP, if any, in the calendar year prior to the year of termination, by (ii) a fraction, the numerator of which is the number of days from the beginning of the performance year through (and excluding) the date of termination, and the denominator of which is 365, which amount if any, shall be paid in a lump sum in cash within two and one-half months following the effective date of such termination; and
(vi)
continued group health and group life insurance coverage for you and, where applicable, your spouse and eligible dependents (the “Benefit Continuation Coverage”) during the Salary Continuation Period at the same benefit and contribution levels in effect from time to time with respect to active similarly situated employees of Company. If and to the extent such Benefit Continuation Coverage is not permitted by the applicable plan or by applicable law, you will instead be entitled to cash payments sufficient to reimburse you and/or your spouse and eligible dependents, on an after-tax basis, for the actual cost of comparable individual or other replacement coverage through the end of the Salary Continuation Period. The group health portion of Benefit Continuation Coverage will be in addition to and not in lieu of COBRA continuation coverage. The Company may modify its obligations under this Section 9(b) to the extent reasonably necessary to avoid any penalty or excise taxes imposed on it in connection with the continued payment of premiums by the Company under the Patient Protection and Affordable Care Act of 2010, as amended (“PPACA”).

c.
General Release. As a condition to receiving any payments or benefits under this Section 9, you (or your estate or other beneficiary) must execute and deliver to the Company an effective general release of claims (the “Release”) in a form acceptable to the Company. The Release must be executed by you and no longer subject to revocation within sixty (60) days following your final day of employment.

To the extent such payments constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code, and the sixty (60)-day period spans two taxable years, payment shall be made in the later taxable year as required to comply with Section 409A.

d.
Termination Due to Death or Disability. If your employment terminates due to your death or “Disability” (as hereafter defined); and provided that you (or your estate or representative (in the event of death) or your conservator or guardian (in the event of your Disability), execute and deliver a Release to the Company in accordance with Paragraph 8(c) following the date of death or Disability, you will be entitled to receive the following payments:
(i)
any Accrued Compensation, which amount shall be paid in a lump sum within 3-days from the date of termination;
(ii)
the unpaid amount, if any, of your previously earned and unpaid annual cash incentive pay based on actual performance results for the applicable bonus year;
(iii)
pro-rated annual incentive pay for the performance year of termination based on actual performance of Operating AIP for the applicable year of termination (with no exercise of negative discretion), determined by multiplying (i) the amount of such annual incentive pay, if any, which would be due and payable in respect of the achievement of Operating AIP for the full performance year in which such termination occurred had such termination event not occurred, by (ii) a fraction, the numerator of which is the number of days from the beginning of the performance year through (and excluding) the date of termination, and the denominator of which is 365, which amount (if any) shall be paid in a lump sum in cash when such annual incentive pay for such performance year are paid to other eligible senior executives of the Company, which is not later than March 15th of the calendar year following the applicable performance year; and
(iv)
without duplication of any amount payable in respect of the immediately preceding clause (iii), pro-rated annual incentive pay for the year of termination based on the portion of annual incentive pay, if any, attributable to Individual Performance AIP, if any, and the amount awarded and paid in respect of Individual Performance AIP in the calendar year prior to the year in which such termination occurred, determined by multiplying the (i) amount paid in respect of Individual Performance AIP, if any, in the calendar year prior to the year of termination, by (ii) a fraction, the number of which is the number of days from the beginning of the performance year through (and excluding) the date of termination, and the denominator of which is 365, which amount, if any, shall be paid in a lump sum in cash within two and one-half months following the effective date of such termination.
10.
Non-Competition Covenants. Recognizing that you receive substantial compensation and access to the Company’s confidential information, you acknowledge and agree that, during the Restricted

Period (defined below), you will not, directly or by assisting or directing others, in any Market Area (defined below): (a) provide services for the benefit of a Competing Business (defined below) that are the same as or similar in function or purpose to the services you provided to the Company during the Look Back Period (defined below); (b) accept competing business from a Covered Client (defined below); or (c) assume any other sales, strategic, advisory, partnership, or ownership responsibilities for a Competing Business that would involve the probable use or disclosure of Confidential Information (defined below) or the conversion of a Covered Client to the benefit of a Competing Business or the detriment of the Company.

This prohibition includes, without limitation, acting, whether singly or jointly or as an agent for, or as an employee, director, officer, partner, owner, consultant, or independent contractor to, any person, firm, entity, or corporation, directly or indirectly (including as a director, independent contractor, representative, consultant, member, or otherwise), in such Competing Business.

Notwithstanding the foregoing: (a) you may own up to five percent (5%) of the outstanding capital stock of any publicly traded corporation or other publicly traded entity; and (b) following the termination of your employment hereunder, you may provide services as an officer, consultant, employee, director, partner, or otherwise to an entity engaged in multiple business lines (including a business line that is a Competing Business), provided that the business line or lines for which you provide services do not constitute a Competing Business.

11.
Non-Solicitation Covenants. During the Restricted Period (defined below), you will not, directly or by assisting or directing others, either for yourself or for any other individual or entity (other than the Company):
a.
(i) solicit business relating to any case or matter on which you worked on behalf of the Company during the term of this Agreement; or (ii) solicit any Covered Client (defined below) for the purpose of providing business that is otherwise competitive with the Company’s business (collectively, the “Client Non-Solicit Obligations”); or
b.
(i) solicit any Covered Worker (defined below) to leave the employment of the Company or to terminate their engagement with the Company; or (ii) induce or otherwise attempt to influence any Covered Worker to leave the employment of the Company or to terminate their engagement with the Company, provided, however, that these restrictions shall not apply to any clerical employee of the Company or to any other employee whose employment with the Company ended at least six (6) months prior to such solicitation (collectively, the “Worker Non-Solicit Obligations”).

Nothing herein is intended or shall be construed as prohibiting general advertising, such as “help wanted” advertisements, that are not targeted at the Company’s employees.

The restrictions contained herein are understood to be reasonably limited geographically to those locations and counties in which Covered Clients and Covered Workers are present and available for solicitation. However, to the extent additional geographic limitations are required to render these restrictions enforceable, they shall be deemed limited to the Market Area.

For purposes of Section 11, “solicit” or “solicitation” shall be presumed to mean interacting with another person or entity (including by email, regular mail, express mail, telephone, fax, instant message, or social media, including but not limited to Facebook, LinkedIn, Instagram, Twitter, or any other social media platform, whether or not in existence at the time of entering into this Agreement) with the purpose or foreseeable result of causing, motivating, or inducing such person or entity to engage in a responsive action (including starting, modifying, or ending a business relationship), regardless of which party initiated the contact.

12.
Confidential Information of Company. Your association with Company under this Offer of Employment has given and will give you access to Confidential Information (defined below) not generally known outside of Company that may be of value to Company or that has been given to Company in confidence by third parties. You acknowledge and agree that using, disclosing, or publishing any Confidential Information in an unauthorized or improper manner could cause Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, you will not at any time, except in performing the duties of your employment under this Offer of Employment (or with the prior written consent of the Company’s Board of Directors or Senior Management), directly or indirectly, use, disclose, or publish any Confidential Information that you may learn or become aware of, or may have learned or have become aware of because of your association with Company, or use any such Confidential Information in a manner that is or may reasonably be likely to be detrimental to the business of Company. For the purposes hereof, the term “Confidential Information” includes, without limitation, information not previously disclosed to the public or to the trade by Company with respect to its or their present or future business, operations, services, products, research, inventions, discoveries, drawings, designs, plans, processes, models, technical information, facilities, methods, trade secrets, copyrights, software, source code, systems, patents, procedures, manuals, specifications, any other intellectual property, confidential reports, price lists, pricing formulas, customer lists, financial information, business plans, lease structure, projections, prospects, or opportunities or strategies, acquisitions or mergers, advertising or promotions, personnel matters, legal matters, proposals, response to any request for proposal, any other confidential and proprietary information, and any other information not generally known outside Company that may be of value to Company, but excludes any information already properly in the public domain. Confidential Information also includes confidential and proprietary information and trade secrets that third parties entrust to the Company in confidence. Confidential Information shall not include any information that (i) has been properly published in a form generally available to the public prior to the date you propose to disclose or use such information or otherwise is or becomes public knowledge through legal means without fault by you, (ii) is already public knowledge prior to the signing of this Offer, (iii) was disclosed by the you in the proper performance of the your duties hereunder, or (iv) must be disclosed pursuant to applicable law, court order or pursuant to the request of a governmental authority. Information shall not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination. You understand and agree that the rights and obligations set forth in this Section will continue indefinitely and will survive termination of your employment with Company.
13.
Confidential Information of Others. You will not use in working for Company and will not disclose to Company any trade secrets or other information you do not have the right to use or disclose and that Company is not free to use without liability of any kind. You will promptly inform Company in writing of any patents, copyrights, trademarks, or other proprietary rights known to you that Company may violate because of Information provided to it by you.
14.
Property Rights. You confirm that all Confidential Information is and must remain the exclusive property of Company. All business records, business papers, and business documents kept or created by you in the course of employment by Company relating to the business of Company must be and remain the property of Company. Notwithstanding the foregoing, you may retain your rolodex, or similar device, and solely the personal non-business information stored thereon, to the extent such device does not contain Confidential Information or other property belonging to Company (written or otherwise) not otherwise in the public domain. You will not retain copies, excerpts, summaries, or compilations of the foregoing information and materials following the termination of employment. The rights and obligations set forth in this Section will survive for a period of two (2) years following the termination of your employment with Company.

15.
Intellectual Property.
a.
All records, in whatever media, documents, papers, inventions and notebooks, drawings, designs, technical information, source code, object code, processes, methods or other copyrightable or otherwise protected works you conceives, creates, makes, invents or discovers or that otherwise relate to any work you performs or performed for Company or that arise from the use or assistance of Company’s facilities, materials, personnel or Confidential Information in the course of your employment (whether or not during usual working hours), whether conceived, created, discovered, made or invented individually or jointly with others, will, together with all the worldwide patent, copyright, trade secret, or other intellectual property rights in all such works, be and remain the absolute property of Company. You irrevocably and unconditionally waive all rights that may otherwise vest in your authorship (on or after the date of employment) in connection with your authorship of any such copyrightable works in the course of your employment with Company, wherever in the world enforceable. Without limitation, you waive the right to be identified as the author of any such works and the right not to have any such works subjected to derogatory treatment. You recognize any such works are “works for hire” of which Company is the author.
b.
Subject to Section 15(d), you will promptly disclose, grant and assign ownership to Company for its sole use and benefit any and all ideas, processes, inventions, discoveries, improvements, technical information, and copyrightable works (whether patentable or not) that you develops, acquires, conceives or reduces to practice (whether or not during usual working hours) while employed by Company. Subject to Section 15(d), you will promptly disclose and hereby grants and assigns ownership to Company of all patent applications, letters patent, utility and design patents, copyrights and reissues thereof, or any foreign equivalents thereof, that may at any time be filed or granted for or upon any such invention, improvement, or information. In connection therewith:
i.
You will, without charge but at Company’s expense, promptly execute and deliver such applications, assignments, descriptions and other instruments as Company may consider reasonable, necessary or proper to vest title to any such inventions, discoveries, improvements, technical information, patent applications, patents, copyrightable work or reissues thereof in Company and to enable it to obtain and maintain the entire worldwide right and title thereto; and
ii.
You will provide to Company at its expense all such assistance as Company may reasonably require in the prosecution of applications for such patents, copyrights or reissues thereof, in the prosecution or defense of interferences that may be declared involving any such applications, patents or copyrights and in any litigation in which Company may be involved relating to any such patents, inventions, discoveries, improvements, technical information or copyrightable works or reissues thereof. Company will reimburse you for reasonable out-of-pocket expenses incurred and pay you reasonable compensation (at a rate not less than the last prevailing fixed compensation rate received by the you during your employment hereunder) for your time if Company no longer employs you.
c.
To the extent if any, that you owns rights to works, inventions, discoveries, proprietary information, and copyrighted or copyrightable works, or other forms of intellectual property that are incorporated in the work product you creates for Company, you agrees that Company will have an unrestricted, nonexclusive, royalty-free, perpetual, transferable license to make, use, sell, offer for sale, and sublicense such works and property in whatever form, and you hereby grants such license to Company.

d.
Notwithstanding the foregoing, this Section 15 (relating to records, documents, papers, inventions, notebooks, source code, object code, processes, methods, patent applications, letters patent processes, inventions, discoveries, improvements, technical information, ideas, copyrightable works, copyrights and reissues thereof, and other intellectual property described above, together with any foreign equivalents thereof (each, an “IP Asset”) shall not apply to any IP Asset for which no equipment, supplies, facility or trade secret information of Company (including any of its predecessors) was used and that was developed entirely on your own time, unless (a) the IP Asset relates (i) directly to the business of Company, or (ii) Company’s actual or anticipated research or development, or (b) the IP Asset results from any work you performed as an you of Company.
16.
Definitions. For purposes of Sections 10 through 15, the following terms shall have the meaning set forth below:
a.
Restricted Period. For purposes hereof, the term “Restricted Period” means the period beginning on the date of the signing of this offer and ending on the date that is twelve months from your date of termination. Notwithstanding the foregoing, the Restricted Period will terminate immediately upon the breach by the Company of its obligations under this Offer of Employment. The duration of the Restricted Period will be extended by the amount of any and all periods that you violate the covenants of any of Sections 10 and 11.
b.
Salary Continuation Period. Twelve months
c.
Competing Business. For the purposes hereof, the term “Competing Business” means consulting services, including any lines of business actively conducted by the Company during the period of your employment with Company and at the time your employment ends.
d.
Market Area. “Market Area” means the geographic territory or territories assigned to you by the Company during the Look Back Period (by state, county, or other recognized geographic boundary used in the Company’s business). If you were not assigned a specific geographic territory, the Market Area shall mean: (i) those states and counties in which you participated in the Company’s business and/or with respect to which you were provided access to Confidential Information during the Look Back Period; and (ii) the state and county in which you reside.

In your role, you are presumed to have participated in the Company’s business and/or to have had access to Confidential Information relating to the Company’s business in each state in which the Company is engaged in business during the Look Back Period, provided that the Company is engaged in business in that state at the time your employment with the Company ends.

It will be presumed that where an activity is prohibited within the Market Area, such prohibition includes conduct or activity that may originate outside the Market Area (including telephone or internet communications) but that reaches into, relates to, or otherwise materially impacts business conducted within the Market Area, so that the purpose of the restriction is not avoided through telephone, internet, or other means of remote communication.

You are responsible for seeking clarification from the Company’s Legal department if, at any time, the scope of the Market Area is unclear to you.

e.
Look Back Period. The “Look Back Period” includes the last two (2) years of your employment with the Company (or such shorter period as you are employed), including any employment with a predecessor company.

f.
Covered Client. “Covered Client” means any person or entity: (i) that is a client of the Company business in which you were engaged at the time of or at any point during the Look Back Period; and (ii) with which you had material business-related contact or about which you acquired Confidential Information during the Look Back Period.

Material business-related contact shall be presumed to exist if you received commissions, bonuses, or other beneficial credit or attribution for business conducted with the client, or if you participated in or supervised communications with the client (other than a mass mailing or “cold call” telephone or email solicitation) that were intended to result in, lead to, maintain, increase, facilitate, or otherwise aid the sale or provision of the Company’s products or services. The term “Covered Client” includes any law firm or referring firm that has engaged the Company or facilitated the Company’s engagement for a Covered Client.

g.
Covered Worker. “Covered Worker” means: (i) any individual employed by the Company with whom you worked, whom you supervised, or about whom you acquired Confidential Information during the Look Back Period; or (ii) any person or entity engaged to perform services for the Company, including, without limitation, independent consultants, engineers, sales representatives, contractors, subcontractors, suppliers, or vendors, whom you solicit to leave the employment of, or discontinue providing services to, the Company.
17.
Enforceability. If any of the provisions of Sections 10 through 15 are ever deemed to exceed the time, geographic area, or activity limitations the law permits, the limitations will be reduced to the maximum permissible limitation, and you and Company authorize a court or arbitrator having jurisdiction to reform the provisions to the maximum time, geographic area, or activity limitations the law permits; provided, however, that such reductions apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.
18.
Remedies. Without limiting the remedies available to the parties, each party acknowledges that a breach of any of the covenants in Sections 10 through 15 may result in material irreparable injury to Company for which there is no adequate remedy at law, and that it will not be possible to measure damages for such injuries precisely. The parties agree that, if there is a breach or threatened breach of such covenants, Company will be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining you from engaging in prohibited activities or such other relief as may be required to specifically enforce any of said covenants. Each party agrees that all remedies expressly provided for in this Offer of Employment are cumulative of any and all other remedies now existing at law or in equity. In addition to the remedies provided herein, the parties will be entitled to avail themselves of all such other remedies as may now or hereafter exist at law or in equity for compensation, and for the specific enforcement of the covenants contained in Sections 10 through 15. Resorting to any remedy provided for in this Section or provided for by law will not prevent the concurrent or subsequent employment of any other appropriate remedy or remedies or preclude a recovery of monetary damages and compensation.
19.
Employment at Will. Your employment will be at-will. Employment may be terminated by either party for any reason at any time, with or without Cause.
20.
Section 409A Compliance.
a.
General. If you notify the Company in writing, with reasonable specificity as to the basis for your belief, that any provision of this Offer of Employment (or any award of compensation or benefits hereunder) would result in additional tax or interest to you under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”), and the Company concurs with such belief, or if the Company independently makes such a determination (in each case, without any obligation to do so), then the Company shall, with your consent, reform such provision in good faith to the minimum extent reasonably necessary to comply with Code Section 409A. Any such modification shall be made in good faith and shall, to the maximum extent reasonably practicable, preserve the original intent and economic benefits of the applicable provision to you and the Company without violating Code Section 409A.

b.
Separation from Service; Specified Employee; Six-Month Delay. A termination of your employment shall not be deemed to have occurred for purposes of any provision of this Offer of Employment providing for the payment of amounts or benefits upon or following termination unless such termination also constitutes a “separation from service” within the meaning of Code Section 409A. Accordingly, references in this Offer of Employment to a “termination,” “termination of employment,” or similar terms shall be deemed to mean a “separation from service.”

If, at the time of your separation from service, you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B), then any payment or benefit that constitutes deferred compensation under Code Section 409A and that is payable by reason of your separation from service shall be paid or provided on the earlier of (i) the date that is six (6) months following your separation from service, or (ii) the date of your death. Upon the expiration of the six-month delay period, all payments and benefits delayed pursuant to this Section (whether otherwise payable in a lump sum or in installments) shall be paid to you in a single lump sum, and any remaining payments or benefits shall be paid or provided in accordance with the payment schedule otherwise applicable under this Offer of Employment.

c.
Reimbursement of Expenses; In-Kind Benefits. Notwithstanding anything to the contrary in this Offer of Employment, any reimbursement of expenses or provision of in-kind benefits to you shall be subject to the following conditions: (i) the amount of expenses eligible for reimbursement or the value of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits provided in any other taxable year; (ii) reimbursement of any eligible expense shall be made no later than the end of the taxable year following the taxable year in which the expense was incurred; and (iii) your right to reimbursement or in-kind benefits shall not be subject to liquidation, substitution, or exchange for another benefit.
d.
Installment Payments; Payment Periods. For purposes of Code Section 409A, your right to receive installment payments under this Offer of Employment shall be treated as a right to receive a series of separate payments. If a payment is required to be made within a specified period measured by a number of days, the exact payment date within that period shall be determined by the Company in its sole discretion.
e.
Change in Control. Notwithstanding anything to the contrary in this Offer of Employment, for purposes of any payment or benefit that constitutes deferred compensation under Code Section 409A, an event shall not be deemed a “Change in Control” unless such event also constitutes a “change in ownership,” a “change in effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Code Section 409A.
21.
Arbitration. Any dispute or controversy arising under or in connection with this Agreement or Employee’s employment relationship with the Company or any other person or entity of the Company group will be settled exclusively by individual, final and binding arbitration under the Mutual Agreement to Arbitrate between the parties, attached hereto as Exhibit A.
22.
Governing Law. The Offer of Employment will be governed by the laws of the state of Maryland, without regard to any conflict of laws provisions.

Please indicate your acceptance of this offer by signing below and returning to Suzanne Alexander. Sincerely,

FTI CONSULTING, INC.

By: /s/ Rike Rabl

Name: Rike Rabl

Title: Chief Human Resources Officer

I hereby accept the terms of this letter as outlined above.

/s/ Eun Angela Nam

Eun Angela Nam

Date: 3/3/2026

APPENDIX

STATE SPECIFIC MODIFICATIONS

The following shall apply to modify provisions of the Agreement, where applicable, based upon the controlling law in the state where I (Employee) primarily reside when last employed by the Company if the Governing Law Section in the Agreement is determined by a court or arbitrator not to control or is expressly described as inapplicable to me below:

If Alabama law is deemed to apply, then the Agreement is modified as follows: The definition of “Covered Worker” shall be modified to be further limited to those employees who are uniquely essential to the management, organization, or service of the business (such as an employee involved in management or significant customer sales or servicing).

If Employee resides or works in Colorado, the Agreement shall be modified as follows for as long as Employee resides or works in Colorado:

(1)
The definition of “Covered Client” shall be modified to cover only those Covered Clients with respect to which Employee would have been provided trade secret information during the Look Back Period. Employee stipulates that the non-competition and Client Non-Solicit Obligations are reasonable and necessary for the protection of trade secrets within the meaning § 8-2-113(2)(b) (the “Colorado Noncompete Act”).
(2)
Notice. Employee acknowledges that they received notice of the covenant not to compete and its terms before Employee accepted an offer of employment, or, if a current employee at the time Employee enters into this Agreement, at least fourteen (14) days before the earlier of the effective date of the Agreement or the effective date of any additional compensation or change in the terms or conditions of employment that provides consideration for the covenant not to compete, and under no circumstances will the Agreement go into effect until fourteen (14) days have passed since Employee received it.
(3)
Limitations. In addition to the other forms of Protected Conduct, nothing in the Agreement prohibits disclosure of information that arises from the worker’s general training, knowledge, skill, or experience, whether gained on the job or otherwise, information that is readily ascertainable to the public, or information that a worker otherwise has a right to disclose as legally protected conduct. Nothing in this Agreement or a Company policy limits or prevents a worker from disclosing information about workplace health and safety practices or hazards. Further, nothing in the Agreement shall be construed to prohibit Employee from disclosing or discussing (either orally or in writing) information about unlawful acts in the workplace, such as any alleged discriminatory or unfair employment practice.
(4)
Governing Law. TheGoverning Law Section shall not apply. For the avoidance of doubt, nothing in this Agreement will require Employee to adjudicate outside of Colorado a claim arising in Colorado or in any other way deprive Employee of the substantive protection of Colorado law with respect to a controversy arising in Colorado.

If Employee performs a majority of their work in the District of Columbia or is based in District in Columbia and does not perform the majority of their work in any other jurisdiction, then the

Agreement will be modified as follows for so long as Employee performs the majority of their work in the District of Columbia or is based in District in Columbia and does not perform the majority of their work in any other jurisdiction: Employee acknowledges they received a copy of the Agreement, including the Appendix, at least 14 calendar days before the Employee began working for the Company, if a new hire, or, at least 14 days before Employee was required to sign the Agreement, if already employed by the Company at the time Employee is asked to sign the Agreement. If Employee’s compensation meets the D.C. Earnings Threshold, Employee further acknowledges that they received the following notice: “The District’s Ban on Non-Compete Agreements Amendment Act of 2020 limits the use of non-compete agreements. It allows employers to request non-compete agreements from highly compensated employees, as that term is defined in the Ban on NonCompete Agreements Amendment Act of 2020, under certain conditions. FTI Consulting, Inc. has determined that you are a highly compensated employee. For more information about the Ban on Non-Compete Agreements Amendment Act of 2020, contact the District of Columbia Department of Employment Services (DOES).”

If Georgia law is deemed to apply, then the Agreement is modified as follows: (1) The definition of “Confidential Information” will be understood to exclude information voluntarily disclosed to the public by the Company (excluding unauthorized disclosures by me or others), information that is the result of independent development by others, and information that is otherwise available in the public domain through lawful means. Nothing in this Agreement, including the definition of Confidential Information, limits or alters the definition of what constitutes a trade secret under any federal or state law designed to protect trade secrets. (2) Nothing in the noncompetition obligations nor the Client Non-Solicit Obligations shall restrict Employee from accepting business from a Covered Client so long as the Employee did not solicit, assist in soliciting, facilitate the solicitation of, provide, or offer to provide services to the Covered Client (regardless of who first initiated contact) or use Confidential Information to encourage or induce the Covered Client to withdraw, curtail or cancel its business with the Company or in any other manner modify or fail to enter into any actual or potential business relationship with the Company. (3) Employee understands that the Employee Non-Solicit Obligations are limited to the Market Area.

If Illinois law is deemed to apply, then the Agreement is modified as follows:

(1)
Employee acknowledges that their opportunity to receive the benefits provided for in the Termination by the Company Without Cause or by Employee for Good Reason Section of the Agreement constitute mutually agreed upon consideration, sufficient to make the noncompetition and non-solicit provisions immediately binding and enforceable against them.
(2)
Employee acknowledges they received a copy of the Agreement at least 14 calendar days before the effective date, and under no circumstances will the Agreement go into effect until fourteen (14) days have passed since Employee received it.

If Indiana law is deemed to apply, then the Agreement is modified as follows: The definition of “Covered Worker” shall be modified to be further limited to employees who have access to or possess any Confidential Information that would give a competitor an unfair advantage.

If Louisiana law is deemed to apply, then the Agreement is modified as follows: (1) The meaning of Employee’s “Market Area” shall be understood to include the parishes (and equivalents) in the following list so long as the Company continues to carry on business therein: Acadia, Allen, Ascension, Assumption, Avoyelles, Beauregard, Bienville, Bossier, Caddo, Calcasieu, Caldwell, Cameron, Catahoula, Claiborne, Concordia, De Soto, East Baton Rouge, East Carroll, East Feliciana, Evangeline, Franklin, Grant, Iberia, Iberville, Jackson, Jefferson Davis, Jefferson, Lafayette, Lafourche, La Salle, Lincoln, Livingston, Madison, Morehouse, Natchitoches, Orleans, Ouachita, Plaquemines, Pointe Coupee, Rapides, Red River, Richland, Sabine, St. Bernard, St. Charles, St. Helena, St. James, St. John the Baptist, St. Landry, St. Martin. St. Mary, St. Tammany, Tangipahoa, Tensas, Terrebonne, Union, Vermilion, Vernon, Washington, Webster, West Baton Rouge, West Carroll, West Feliciana, and Winn Parishes. (2) Employee’s Client Non-Solicit Obligations (as well as the non-competition Obligations) shall be limited to the parishes and counties (or their equivalents) from the foregoing lists that fall within Employee’s Market Area. Employee agrees that the foregoing provides Employee with adequate notice of the geographic scope of the restrictions contained in the Agreement by name of specific parish or parishes (and equivalents), municipality or municipalities, and/or parts thereof.

If Massachusetts law is deemed to apply, then the Agreement is modified as follows:

(1)
Employee acknowledges that their opportunity to receive the benefits provided for in the Termination by the Company Without Cause or by Employee for Good Reason Section of the Agreement constitute mutually agreed upon consideration, sufficient to make the noncompetition provisions immediately binding and enforceable against them.
(2)
The non-competition Section will not apply post-employment if Employee’s employment with the Company is terminated without cause or if Employee is terminated as part of a reduction in force. However, to be eligible for the benefits in the Termination by the Company Without Cause or by Employee for Good Reason Section, Employee will be required to sign the General Release which will include a noncompetition provision.
(3)
If Employee breaches their fiduciary duty to the Company and/or has unlawfully taken, physically or electronically, any Company records, then the Restricted Period shall be extended to a period of two (2) years from the cessation of employment. The fairness extension language that is in the last sentence of the Restricted Period definition shall not apply to the noncompetition Section.
(4)
Employee acknowledge that if Employee is being initially hired by the Company that Employee received a copy of this Agreement with their first formal offer of employment from the Company or at least ten (10) business days before commencement of Employee’s employment by the Company, whichever came first; and if Employee was already employed by the Company at the time of signing this Agreement, that Employee was provided a copy hereof at least ten (10) business days before the effective date of this Agreement.
(5)
Any proceeding permitted under this Agreement or under any mutual arbitration agreement between the parties shall be exclusively finally resolved by a state or federal court located in the county where Employee resides at the time their employment with the Company ends or the business litigation session of the superior court in Suffolk County, Massachusetts and the parties to this Agreement hereby consent to personal jurisdiction therein.

If Maine law is deemed to apply, then the Agreement is modified as follows: (1) Employee acknowledges that if Employee is being initially hired by the Company that Employee was notified a noncompete agreement would be required prior to their receiving a formal offer of employment from the Company and Employee received a copy of the Agreement at least three business days before they were required to sign the Agreement. (2) the post-employment noncompetition Section will not take effect (to restrict Employee post-employment) until one year of employment or a period of six months from the date the agreement is signed, whichever is later.

If Employee resides or works in Minnesota, the Agreement shall be modified as follows for as long as Employee resides or works in Minnesota: (1) If entering into this Agreement in connection with the start of Employee’s employment with the Company, Employee acknowledges that Employee was provided with notice of this Agreement when offered employment and was aware that execution of an agreement with non-solicit restrictions was a requirement of employment when Employee accepted the Company’s offer. If entering into this Agreement after the commencement of employment, Employee acknowledges Employee received independent consideration for the covenants in this Agreement and was aware that execution of an agreement with non-solicit restrictions was a requirement of employment before Employee accepted the additional consideration. (2) TheGoverning Law shall not apply. For the avoidance of doubt, nothing in this Agreement will require Employee to adjudicate outside of Minnesota a claim arising in Minnesota or in any other way deprive Employee of the substantive protection of Minnesota law with respect to a controversy arising in Minnesota. (3) In addition, the noncompetition obligations shall not apply after Employee’s employment with the Company ends.

If Employee resides or works in Montana, then the Agreement is modified as follows for as long as Employee resides or works in Montana:

(1)
The Employment At-Will Section is deleted and replaced with the following: Employment Term-

Employee’s employment is for an indefinite period of time. Employee may resign at any time and may be terminated at any time: for any reason during the probationary period, or with good cause after the probationary period.

If Employee has not completed eighteen (18) months of continuous employment with FTI, he will be considered to be within the probationary period of employment within the meaning of Section 39-2-904(2), Montana Code Annotated. During the probationary period, employment is “at-will.” Under the “at-will” policy, neither you nor FTI are committed to continuing the employment relationship for any specific term. Rather, either you or FTI may terminate the relationship at any time, with or without cause.

After you complete your probationary period, you may terminate your relationship with FTI at any time and FTI may terminate your employment for “good cause,” as detailed in the relevant section of this Agreement.

(2)
The first sentence of the Termination of Employment Section is deleted and replaced with the following: This Agreement may be terminated at any time by either party subject to the provisions herein and as stated in the Employment Term Section.

(3)
The following is added as grounds for termination for “Cause”: reasonable job-related grounds for Employee’s dismissal based on a) the Employee’s failure to satisfactorily perform job duties; b) the

Employee’s disruption of FTI’s operations, c) the Employee’s material or repeated violation of an express provision of FTI’s written policies or d) any other legitimate business reason.

(4)
The following words are added at the beginning of the Termination by the Company Without Cause Section: During the probationary period.

If Nebraska law is deemed to apply, then the Agreement is modified as follows: (1) The definition of “Covered Client” shall be further limited to those Clients with which Employee, alone or in combination with others, handled, serviced or solicited at any time during the Look Back Period. (2) The noncompetition restrictions do not apply after Employee’s employment with the Company ends.

If Nevada law is deemed to apply, then the Agreement is modified as follows: (1) The noncompetition obligations will not become effective until Employee has either been employed by the Company for sixty

(60) days or received $5,000 in wages from the Company. (2) The non-competition and Client Non-Solicit Obligations in do not preclude Employee from providing services to any former client or customer of the Company if: (i) Employee did not solicit the former customer or client; (ii) the customer or client voluntarily chose to leave and seek services from Employee; and (iii) Employee is otherwise complying with the limitations in this Agreement as to time, geographical area and scope of activity to be restrained.

If New Hampshire law is deemed to apply, then the Agreement is modified as follows: Employee acknowledges that Employee was given a copy of this Agreement prior to a change in job classification or acceptance of an offer of employment.

If New York law is deemed to apply, then the Agreement is modified as follows: The definition of “Covered Client” shall be modified to exclude from its definition those clients who became a client of the Company as a result of Employee’s independent contact and business development efforts with the client prior to and independent from my employment with the Company. However, Employee agrees that after a period of two years from the start of their employment with the Company, the Company will have invested sufficient time, financial support and effort in developing and serving any such client to support the application of the Client Non-Solicit Obligations to those clients. Accordingly, two years following the start of Employee’s employment with the Company, this modification shall not apply.

If North Dakota law is deemed to apply, then the Agreement is modified as follows: The noncompetition restrictions and the Client Non-Solicit Obligations shall not apply after Employee’s employment with the Company ends. However, any conduct relating to the solicitation of the Company’s clients or employees that involves the misappropriation of the Company’s trade secret information, such as its protected client information, will remain prohibited conduct at all times.

If Oklahoma law is deemed to apply, then the Agreement is modified as follows: (1) The noncompetition restrictions shall not apply. (2) The Client Non-Solicit Obligations shall all be amended to provide that notwithstanding anything in it to the contrary, Employee shall be permitted to engage in the same business as that conducted by the Company or in a similar business as long as Employee does not directly solicit the sale of goods, services or a combination of goods and services from the established clients of the Company.

If Oregon law is deemed to apply, then the Agreement is modified as follows: If Employee is a new employee, Employee acknowledges that Employee was notified in a written offer of employment received two weeks before the commencement of employment that a noncompetition agreement was a condition of employment.

If Virginia law is deemed to apply, then the Agreement is modified as follows: (1) The parties agree that the noncompete and non-solicit obligations are reasonably limited in nature and do not prohibit employment with a competing business in a non-competitive position. (2) The prohibition against taking on any other sales, strategic, advisory, partnership, or ownership responsibilities for a Competing Business that would involve the probable use or disclosure of Confidential Information (defined below) or the conversion of Covered Customer to the benefit of a Competing Business or detriment of the Company in the noncompetition Section shall not apply after Employee’s employment with the Company ends.

If Employee resides or works in Washington, the Agreement shall be modified as follows for as long as Employee resides in Washington:

(1)
In addition to the other forms of Protected Conduct, nothing in the Agreement prohibits disclosure or discussion of conduct Employee reasonably believes to be illegal discrimination, illegal harassment, illegal retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy.
(2)
If a new employee of the Company at the time they enter into this Agreement, Employee acknowledges and agrees that Employee has the opportunity to review and consider the terms of the Agreement, including this Appendix, before accepting a verbal or written offer of employment with the Company. If entering into this Agreement after the commencement of employment, Employee acknowledges they received independent consideration for the covenants in this Agreement and had sufficient advance notice to consider this Agreement before accepting it.
(3)
The Governing Law Section shall not apply. For the avoidance of doubt, nothing in this Agreement will require Employee to adjudicate outside of Washington a claim arising in Washington or in any other way deprive Employee of the substantive protection of Washington law with respect to a controversy arising in Washington.

If Wisconsin law is deemed to apply, then the Agreement is modified as follows:

(1)
The fairness extension in the last sentence of the definition of Restricted Period shall not apply.
(2)
The definition of “Covered Worker” shall be modified to be further limited to those employees who are either entrusted with Confidential Information or employed in a position essential to the management, organization, or service of the business (such as, but not limited to maintaining the Company’s client and other key relationships).

(3)
Employee understands that the Employee Non-Solicit Obligations are limited to the Market Area.

EXHIBIT A

MUTUAL AGREEMENT TO ARBITRATE

This Mutual Agreement to Arbitrate (“Agreement”) is between You (also called “Your,” “I,” or “Employee”) and FTI Consulting, Inc. and any parent, subsidiary, or affiliate company (“FTI” or “Company”). The Federal Arbitration Act (“FAA”) (9 U.S.C. § 1 et seq.) applies to and governs this Agreement. All disputes covered by this Agreement will be decided by a single arbitrator through individual, final and binding arbitration and not by court or jury trial.

1)
COVERED CLAIMS: This Agreement is intended to be as broad as legally permissible, and, unless excluded in Section 2 below, applies to all claims or controversies, past, present, or future, arising out of or related to Your selection for employment, employment, and/or termination of employment that otherwise would be resolved in court or before a forum other than arbitration under applicable federal, state, or local law. This Agreement applies to any covered claims or disputes that FTI may have against You or that You may have against FTI, and/or any of its past, present, or future: (i) officers, directors, members, owners, shareholders, or employees; (ii) parents, subsidiaries, or affiliates; (iii) benefit plans or the plans’ sponsors, fiduciaries, administrators, affiliates, or agents; and (iv) successors. The individuals and entities listed in (i) through (iv) of the preceding sentence may enforce this Agreement as a direct or third-party beneficiary.

Unless excluded in Section 2 below, this Agreement applies, without limitation, to claims based on or related to any Employment Agreement between You and the Company, breach of a contract or covenant, discrimination, harassment, retaliation, defamation (including post-employment defamation or retaliation), privacy, fraud, negligence, breach of fiduciary duty, trade secrets, unfair competition, wages, background checks, minimum wage and overtime or other compensation and/or any monies claimed to be owed, meal breaks and rest periods, termination, tort claims, common law claims, equitable claims, and any claims for violating any federal, state, or other governmental law, statute, regulation, or ordinance arising out of or related to Your selection for employment, employment, and/or termination of employment.

The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the scope, interpretation, applicability, enforceability, or waiver of this Agreement including, but not limited to, any claim that all or any part of this Agreement is void or voidable. But the preceding sentence does not apply to any claims under the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, and it does not apply to the “Class and Collective Action Waiver” and/or “California PAGA Individual Action Requirement,” each as further described below. Despite any other clause or language in this Agreement and/or any rules or procedures that might otherwise apply because of this Agreement (including, without limitation, the American Arbitration Association Rules discussed below), any disputes about the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act and/or any claim that all or any part of the Class and Collective Action Waiver and/or California PAGA Individual Action Requirement is unenforceable, inapplicable, unconscionable, or void or voidable, will be determined only by a court of competent jurisdiction and not by an arbitrator.

2)
CLAIMS NOT COVERED BY THIS AGREEMENT, AND LIMITATIONS ON HOW THIS

AGREEMENT APPLIES: These claims are not covered under this Agreement: (i) claims for workers’ compensation benefits, state disability insurance, and unemployment insurance benefits, but it applies to discrimination or retaliation claims based on seeking such benefits; (ii) disputes that an applicable federal statute expressly states cannot be arbitrated or subject to a pre-dispute arbitration agreement; (iii) claims that are not subject to a predispute arbitration agreement as provided by the Sarbanes Oxley Act, 18 U.S.C.

§ 1514; and (iv) disputes that may not be subject to a pre-dispute arbitration agreement under the Ending

Forced Arbitration of Sexual Assault and Sexual Harassment Act (at Employee’s election). If any claim(s) not covered under this Agreement are combined with claims covered under this Agreement, to the maximum extent permitted under applicable law, the covered claims will be arbitrated and remain covered under this Agreement.

Both the Company and You may apply to a court of competent jurisdiction for temporary or preliminary injunctive relief in connection with an arbitrable controversy (“Provisional Relief”), but only upon the ground that the award to which that party may be entitled may be rendered ineffectual without such relief or where the relief is sought to secure performance of an agreement designed to prevent irreparable harm. The court to which the application is made is authorized to consider the merits of the arbitrable controversy for the limited purposes of evaluating the elements of probable success and possibility of irreparable injury to the extent required and applicable for issuing Provisional Relief under controlling law. All determinations of final relief will be decided in arbitration, and the pursuit of Provisional Relief does not waive rights under this Agreement.

Nothing in this Agreement prevents You from making a report to or filing a claim or charge with a governmental agency, including, without limitation, the Equal Employment Opportunity Commission, U.S. Department of Labor, Securities and Exchange Commission, National Labor Relations Board, Occupational Safety and Health Administration, or law enforcement agencies, and nothing in this Agreement prevents the investigation by a government agency of any report, claim or charge otherwise covered by this Agreement. This Agreement also does not prevent federal administrative agencies from adjudicating claims and awarding remedies, even if the claims would otherwise be covered by this Agreement. Nothing in this Agreement prevents or excuses a party from exhausting administrative remedies by filing any charges or complaints required by any governmental agency (including, without limitation, the Equal Employment Opportunity Commission and/or similar state or local agency) before bringing a claim in arbitration. FTI prohibits retaliation against any employee for filing a claim with an administrative agency or for exercising rights (individually or with others) under the National Labor Relations Act. This Agreement also does not prevent or prohibit You from reporting, communicating about, or disclosing claims for discrimination, harassment, retaliation, or sexual abuse.

3)
RULES AND PROCEDURES: The parties will try to select the neutral Arbitrator by mutual agreement. The Arbitrator mutually selected by the parties must be an attorney licensed in the state where the arbitration will take place and experienced in employment law, or a retired state or federal judge from any jurisdiction. The Arbitrator selected by the parties must make disclosures to the parties about any circumstance likely to give rise to justifiable doubt as to the Arbitrator’s impartiality or independence, including any bias or any financial or personal interest in the result of the arbitration or any past or present relationship with the parties or their representatives, and such obligation will remain in effect throughout the arbitration.

If the parties cannot mutually agree to an Arbitrator, the arbitration will be administered by the American Arbitration Association (“AAA”), and except as provided in this Agreement, will be under the then current Employment Arbitration Rules of the AAA (“AAA Rules”) (the AAA Rules are available via the internet at www.adr.org/employment or by using a service such as Google to search for “AAA Employment Arbitration Rules”), but if there is a conflict between the AAA Rules and this Agreement, this Agreement shall govern. Unless the parties jointly agree otherwise, any AAA Arbitrator must be a retired state or federal judge (who served in the judiciary) from any jurisdiction. If AAA administers the arbitration, the Arbitrator will be selected as follows: AAA will give each party a list of 11 arbitrators (subject to the qualifications listed in the preceding sentence) drawn from its panel of arbitrators. Each party will have 10 calendar days to strike all names on the list it finds unacceptable. If only one common name remains on the lists of all parties, that individual will be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties will strike names alternately from the list of common names on a telephone call administered by AAA, with the party striking first to be decided by a coin toss administered by AAA, until only one remains. If no common name remains on the lists of all parties, the AAA will furnish a new list of 11 arbitrators from which the parties will strike alternately on a telephone call administered by AAA, with the party striking first to be decided by a coin toss administered by AAA, until only one name remains. That person will be designated as the Arbitrator. If the individual selected cannot serve, AAA will issue another new list of 11 arbitrators and repeat the alternate striking selection process. The AAA is without authority to unilaterally appoint an arbitrator. If AAA will not administer the arbitration, either party may apply to a court of competent jurisdiction with authority over the location where the arbitration will be conducted to appoint a neutral arbitrator, who shall act under this Agreement with the same force and effect as if he or she had been selected under this Agreement.

Any party may be represented by an attorney selected by the party. Unless the parties jointly agree otherwise, the arbitration will take place in or near the city and in the state where You are employed or were last employed by the Company. The Arbitrator may award any remedy to which a party is entitled under applicable law, but remedies will be limited to those that would be available to a party in their individual capacity for the claims presented to the Arbitrator. Unless otherwise agreed to in writing, the Arbitrator must apply the substantive federal, state, or local law applicable to the claims asserted. The Federal Rules of Evidence shall apply. Either party may file dispositive motions, including, without limitation, a motion to dismiss and/or a motion for summary judgment and the Arbitrator will apply the standards governing such motions under the Federal Rules of Civil Procedure. Upon request of either party, the Arbitrator will set a briefing schedule for dispositive motions. A party may make an offer of judgment as provided under Rule 68 of the Federal Rules of Civil Procedure.

4)
CLASS AND COLLECTIVE ACTION WAIVER: YOU AND THE COMPANY AGREE TO BRING ANY CLAIM ON AN INDIVIDUAL BASIS ONLY. YOU AND THE COMPANY WAIVE ANY RIGHT FOR ANY DISPUTE TO BE BROUGHT, HEARD, DECIDED, OR ARBITRATED AS A CLASS ACTION AND/OR COLLECTIVE ACTION AND THE ARBITRATOR WILL HAVE NO AUTHORITY TO HEAR OR PRESIDE OVER ANY CLASS AND/OR COLLECTIVE ACTION (“Class

and Collective Action Waiver”). Additionally, no arbitration proceeding under this Agreement may be consolidated or joined in any way with an arbitration proceeding involving claims by different employees, unless all parties agree in writing otherwise. The Class and Collective Action Waiver will be severable from this Agreement if there is a final judicial determination that the Class and Collective Action Waiver is invalid, unenforceable, unconscionable, void or voidable. In such case, the class and/or collective action must be litigated in a civil court of competent jurisdiction—not in arbitration—but any portion of the Class and Collective Action Waiver that is enforceable shall be enforced in arbitration.

5)
CALIFORNIA PRIVATE ATTORNEYS GENERAL ACT (“PAGA”) INDIVIDUAL ACTION REQUIREMENT: YOU AND THE COMPANY AGREE TO ARBITRATE PAGA CLAIMS ON AN INDIVIDUAL BASIS ONLY. ANY CLAIM BY YOU UNDER PAGA TO RECOVER FOR UNPAID WAGES, CIVIL PENALTIES, OR OTHER INDIVIDUAL RELIEF MUST BE ARBITRATED UNDER THIS AGREEMENT. YOU AND THE COMPANY ALSO AGREE AND STIPULATE THAT NON-INDIVIDUAL PAGA CLAIMS SHALL BE STAYED IN THE TRIAL COURT, PENDING A FINAL DETERMINATION AND WRITTEN DECISION BY THE ARBITRATOR IN ARBITRATION REGARDING YOUR ALLEGED STATUS AS AN “AGGRIEVED EMPLOYEE,” AND YOU AND THE COMPANY AGREE THAT THE ARBITRATOR, AND NOT THE COURT, WILL MAKE THIS DETERMINATION. THE ARBITRATOR IS WITHOUT AUTHORITY TO PRESIDE OVER ANY

PAGA CLAIM BY YOU ON BEHALF OF ANY OTHER PERSON OR JOINED BY OR CONSOLIDATED WITH ANOTHER PERSON’S OR ENTITY’S PAGA CLAIM. This California PAGA

Individual Action Requirement clause will be severable from this Agreement if there is a final judicial determination that it is invalid, unenforceable, unconscionable, void or voidable. In such case, the PAGA action must be litigated in a civil court of competent jurisdiction—not in arbitration—but any portion of the California PAGA Individual Action Requirement that is enforceable shall be enforced in arbitration.

6)
NOTICE: You and the Company agree that the party initiating the claim must make a written Demand for Arbitration of the claim to the other party by the expiration of the statute of limitations (deadline for filing) that the law requires for the claim. The Demand for Arbitration must be signed by the party making the Demand for Arbitration (by You personally or an authorized representative of FTI). The Demand for Arbitration must identify the claim(s) asserted, the facts on which such claims are based, and the relief and/or remedy sought. A written Demand for Arbitration to FTI must be sent to FTI’s Legal Department, currently at 555 12th Street NW, Suite 700, Washington DC 20004. You will be given notice of any Demand for Arbitration by FTI at Your last home address in FTI’s files. The Arbitrator will resolve all disputes about the timeliness or propriety of the Demand for Arbitration and apply the statute of limitations that would have applied if the claim(s) had been brought in court.
7)
DISCOVERY AND SUBPOENAS: Each party may depose 3 individual fact witnesses and any expert witness designated by another party. Each party may also propound 30 requests for production of documents and 5 interrogatories, and each party may subpoena witnesses and documents for discovery or the arbitration hearing, including testimony and documents relevant to the case from third parties, under any applicable state or federal law. Additional discovery may be conducted by mutual stipulation, and the Arbitrator will have exclusive authority to entertain requests for additional discovery, and to grant or deny such requests, based on the Arbitrator’s determination whether additional discovery is warranted by the circumstances of a particular case.
8)
ARBITRATION FEES AND COSTS: The Company will pay all costs and expenses unique to arbitration, including, without limitation, the Arbitrator’s fees, except for the filing fee (if any) as required by the mutually selected Arbitrator or AAA Rules (if the parties do not mutually select the Arbitrator), but You will not be responsible for any portion of those fees more than the filing or initial appearance fees applicable to court actions in the jurisdiction where the arbitration will be conducted. The Company will pay any remaining portion of the fee. Each party will pay for its own costs and attorneys’ fees, if any, but if any party prevails on a claim which affords the prevailing party attorneys’ fees or costs, or if there is a written agreement providing for fees or costs, the Arbitrator may award reasonable fees and/or costs to the prevailing party as provided by law. The Arbitrator will resolve any disputes about costs/fees associated with arbitration.
9)
AWARD: Within 30 days from the date the arbitration hearing concludes, the parties will each submit proposed findings of fact and conclusions of law. The Arbitrator will issue an award by written opinion within 30 days from the date the parties submit the proposed findings of fact and conclusions of law. The opinion will be in writing and include findings of fact and conclusions of law. The parties agree, however, that any arbitration award will have no preclusive effect on issues or claims in any other dispute or arbitration proceeding between any other employee and the Company. Either party may petition a court of competent jurisdiction to confirm, enforce, correct, or vacate the Arbitrator’s opinion and award.
10)
ENTIRE AGREEMENT AND CONSTRUCTION: This is the complete agreement of the parties about arbitration of disputes covered by this Agreement. Unless this Agreement is not entered into, or is deemed void, unenforceable, invalid, or inapplicable, this Agreement replaces and supersedes any previous agreements to arbitrate addressing the claims and disputes covered in this Agreement. Neither party is relying on any representations (whether oral or written) about the effect, enforceability, or meaning of this Agreement, except as specifically set forth in this Agreement. No contractual disclaimers the Company has in any handbooks, other agreements, or policies preclude the enforceability of this Agreement. This Agreement will survive the termination of Your employment and the expiration of any benefit and will continue to apply to any claims and disputes covered by this Agreement.

Subject to the clauses entitled “Class and Collective Action Waiver” and “California PAGA Individual Action Requirement” above (which include their own severability provisions), if any provision of this Agreement is adjudged to be invalid, unenforceable, unconscionable, void or voidable, in whole or in part, such adjudication will not affect the validity of the rest of the Agreement. All remaining provisions will remain in effect. If a court determines the FAA does not apply to a particular dispute or to one or both parties, the parties agree that the arbitration law of the jurisdiction where the arbitration will take place will apply. The mutual obligations by the Company and You to arbitrate provide consideration for this Agreement. This Agreement does not alter the “at-will” status of Your employment.

I HAVE CAREFULLY READ AND UNDERSTAND THIS MUTUAL AGREEMENT TO ARBITRATE AND AGREE TO ITS TERMS. BY SIGNING THIS AGREEMENT BY ELECTRONIC SIGNATURE (“ESIGNATURE”), I AM AGREEING TO THIS AGREEMENT AND AGREE TO ARBITRATE CLAIMS COVERED BY THIS AGREEMENT. I ALSO AUTHORIZE THE USE OF AN ESIGNATURE TO SHOW MY ACCEPTANCE TO THIS AGREEMENT, AND I UNDERSTAND AND ACKNOWLEDGE THAT MY ESIGNATURE IS INTENDED TO SHOW MY ACCEPTANCE AND IS AS VALID AND HAS THE SAME LEGAL EFFECT AS AN INK SIGNATURE.

BY ISSUANCE OF THIS AGREEMENT, FTI AGREES TO BE BOUND BY THIS AGREEMENT WITHOUT ANY REQUIREMENT TO SIGN THIS AGREEMENT.

AGREED: FTI AGREED: EMPLOYEE

/s/ Eun Angela Nam

Eun Angela Nam

Date: 3/3/2026